UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 29, 2026

LFTD PARTNERS INC.

(Exact name of registrant as specified in its charter)

Nevada	000-52520	87-0479286
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

14155 Pine Island Drive, Jacksonville, FL		32224
(Address of principal executive offices)		(Zip Code)

847-915-2446

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

The registrant's common stock, $0.001 par value per share, is registered under Section 12(g) of the Act and is quoted on the OTCQB Venture Market under the symbol “LIFD.”

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.         ☐

Item 1.02.  Termination of a Material Definitive Agreement.

On September 29, 2026, in connection with the closing of the sale of the 5511 Building described in Item 2.01 below, LFTD Partners Inc. (the “Company”) and its wholly owned subsidiary Lifted Liquids, Inc., an Illinois corporation doing business as Lifted Made (“Lifted”), repaid in full all amounts outstanding under the $910,000 loan made to them as joint borrowers by Surety Bank of DeLand, Florida (“Surety Bank”) on December 14, 2023, the net proceeds of which had been used by Lifted to pay a portion of the purchase price of the 5511 Building (the “Building Loan”). The Building Loan was evidenced by a Business Loan Agreement and a promissory note, bore interest at a fixed rate of 10% per annum, was scheduled to mature in December 2028, and was secured by a first priority mortgage on the 5511 Building.

The payoff amount was $841,109.63, representing all outstanding principal and accrued interest on the Building Loan, and a $9,100 prepayment penalty and was paid to Surety Bank out of the proceeds of the sale at the closing. Upon payment, the Building Loan was satisfied in full and terminated, and Surety Bank’s first priority mortgage on the 5511 Building was released. The Company has no remaining bank debt outstanding.

Item 2.01.  Completion of Acquisition or Disposition of Assets.

On September 29, 2026, Lifted completed the sale of the real property and improvements located at 5511 95th Avenue, Kenosha, Wisconsin 53144 (the “5511 Building”) to Ad Real Estate Group LLC (the “Buyer”), pursuant to the Commercial Offer to Purchase made July 21, 2026 and executed July 22, 2026 by and between Lifted and the Buyer (the “Agreement”), which was previously reported by the Company in a Current Report on Form 8-K filed with the Securities and Exchange Commission on July 24, 2026. The sale price for the 5511 Building was $1,500,000 in cash. At closing, Lifted conveyed title to the 5511 Building to the Buyer by warranty deed. The purchase price was determined by arm’s length negotiation between Lifted and the Buyer. Neither the Company nor Lifted has any material relationship with the Buyer, other than in respect of the Agreement and the transactions contemplated thereby.

The 5511 Building is an approximately 11,238 square foot building that Lifted purchased on December 14, 2023 for $1,375,000, and that had served as Lifted’s principal operations facility, used for office space, manufacturing and storage. The 5511 Building was the only real property owned by the Company and its subsidiaries.

Of the $1,500,000 purchase price, $841,109.63 was applied at the closing to pay off the Building Loan as described in Item 1.02 above. The balance of the purchase price was reduced by a brokerage commission of $45,000 payable to the listing broker, Wisconsin real estate transfer tax of $4,500, prorated real estate taxes of $12,823.27 credited to the Buyer, title, escrow and closing charges of $3,697, and other customary closing costs. After the foregoing payments, prorations and closing costs, the net cash proceeds to Lifted from the sale were $592,485.36.

Following the sale of the 5511 Building, Lifted has consolidated the operations previously conducted at the 5511 Building into its existing leased facilities in Kenosha, Wisconsin. The Company intends to use the net proceeds remaining after the payoff of the Building Loan for working capital and general corporate purposes. The Company has not yet determined the accounting treatment or the financial statement impact of the sale, including whether the sale will result in a net gain or a net loss. The financial effects of the sale will be reflected in the Company’s financial statements for the quarter ended September 30, 2026.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which was filed as Exhibit 10.94 to the Company’s Current Report on Form 8-K filed on July 24, 2026 and is incorporated herein by reference.

Item 7.01.  Regulation FD Disclosure.

The Company expects to issue a press release on October 1, 2026 announcing the completion of the sale of the 5511 Building and the repayment in full of all of the Company’s outstanding bank debt. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the anticipated use of the net proceeds of the sale of the 5511 Building, the Company’s consolidation of the operations previously conducted at the 5511 Building into its existing leased facilities, and the accounting treatment and financial statement impact of the sale. These statements are based on the Company’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially. The Company undertakes no obligation to update any forward-looking statement, except as required by law.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.Description

99.1Press release of LFTD Partners Inc., expected to be issued on October 1, 2026.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

LFTD PARTNERS INC..

/s/ Gerard M. Jacobs
Gerard M. Jacobs
Chief Executive Officer

Dated: September 30, 2026